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                                                                   EXHIBIT 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 23, 1994, relating to the financial statements of Stone Container Corporation, which appears in such Prospectus. We also consent to the application of such report to the Supplemental Financial Information for the three years ended December 31, 1993 listed under Item 16(b) of this Registration Statement when such information is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this information. We also consent to the reference to us under the Heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

Chicago, Illinois
September 27, 1994